ARCHER-DANIELS-MIDLAND COMPANY

Power of Attorney of Officer


The undersigned does hereby make, constitute, and appoint D. C. Findlay and T. Vo, and each or either of them, the undersigned's true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned's name, place, and stead to sign and affix the undersigned's name to reports on Form 3, Form 4, and Form 5 to be filed with the Securities and Exchange Commission (the "SEC") pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, and to file the same with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

This Power of Attorney shall remain valid until revoked.

The undersigned has executed this Power of Attorney on this 7th day of April, 2022.



/s/ Vikram Luthar